Exhibit 99

Contacts:

Media	Investor Relations
Robert C. Ferris	Mark Macaluso
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL REPORTS SECOND QUARTER 2016 SALES OF $10.0 BILLION, UP 2%; EARNINGS UP 10% TO $1.66 PER SHARE; ANNOUNCES SPLIT OF AUTOMATION AND CONTROL SOLUTIONS BUSINESS GROUP

•	Sales Up 2% Due to Acquisitions; Core Organic Sales Down 2%*

•	Segment Margin Improvement of 10 bps; 110 bps Operational Improvement

•	Announced $1.5B Intelligrated Acquisition, R&C Spin-Off, and Repurchased ~$0.5 Billion of Shares

•	Raising Low-End of 2016 EPS Guidance Range (Ex-Pension MTM) to $6.60 - $6.70, Up 8% - 10%

•	Two New Reporting Segments – Home And Building Technologies, Safety And Productivity Solutions – Provide Greater Customer and Growth Focus

MORRIS PLAINS, N.J., July 22, 2016 -- Honeywell (NYSE: HON) today announced its results for the second quarter of 2016:

Total Honeywell

($ Millions, Except Earnings Per Share)	2Q 2015	2Q 2016	Change
Sales	9,775	9,991	2%
Segment Margin	18.4%	18.5%	10	bps
Operating Income Margin	17.6%	18.4%	80	bps
Earnings Per Share	$ 1.51	$ 1.66	10%
Cash Flow from Operations	1,408	1,544	10%
Free Cash Flow (1)	1,165	1,263	8%

(1)	Cash Flow from Operations Less Capital Expenditures

“Honeywell grew earnings 10% in the second quarter, capping off a strong first half of 2016,” said Honeywell Chairman and CEO Dave Cote. “Sales in the quarter of $10.0B were in-line with our expectations driven by contributions from each of our business groups. In Aerospace, we saw continued momentum in Commercial Aviation Aftermarket and Transportation Systems. ACS had strong growth in Security and Fire,

*Throughout this press release, core organic sales growth refers to reported sales growth less the impacts from foreign currency translation, M&A and raw materials pass-through pricing in the Resins & Chemicals business of PMT. The raw materials pricing impact is excluded in instances where raw materials costs are passed through to customers, which drives fluctuations in selling prices not tied to volume growth. A reconciliation of core organic sales growth to reported sales growth is provided in the attached financial tables.

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Buildings Solutions and Distribution, and its China business. And, PMT saw higher sales in Process Solutions and Fluorine Products, where we continue to outperform.”

“In the second quarter, we also continued to smartly deploy capital to position our businesses for sustainable growth, to add to our Great Positions in Good Industries, and to drive shareowner value. Earlier this month, we announced the acquisition of Intelligrated, a leader in supply chain and warehouse automation technologies, for $1.5 billion. This business complements our suite of transportation and logistics technologies with warehouse execution software and other technologies enabling superior efficiency in warehouse and distribution operations. We also repurchased approximately $500 million of shares during the quarter, bringing our year-to-date total to $1.6 billion, and funded $97 million in new restructuring projects.”

“As a result of our first half performance, we are raising the low-end of our full-year earnings guidance range to $6.60-$6.70, up 8%-10%. We will continue to support growth, focusing on winning in High Growth Regions, advancing our superior software capabilities, and effectively using HOS Gold to drive breakthrough initiatives and deliver high-quality products to our customers globally,” continued Cote.

The company is updating its full-year 2016 guidance and now expects:

2016 Full-Year Guidance

	Prior Guidance	Revised Guidance	Change vs. 2015

Sales	$40.3 - $40.9B	$40.0 - $40.6B	4% - 5%
Core Organic Growth	1% - 2%	~1%
Segment Margin	18.9% - 19.3%	18.9% - 19.3%	10 - 50 bps (2)
Operating Income Margin (Ex-Pension MTM)	18.0% - 18.4%	18.0% - 18.4%	10 - 50 bps (3)
Earnings Per Share (Ex-Pension MTM)	$6.55 - $6.70	$6.60 - $6.70	8% - 10%
Free Cash Flow (1)	$4.6 - $4.8B	$4.6 - $4.8B	5% - 10%

1.	Cash Flow from Operations Less Capital Expenditures
2.	Segment Margin ex-M&A Up 80 - 110 bps
3.	Operating Margin ex-M&A Up 80 - 110 bps

Automation and Control Solutions Realignment

Honeywell also announced today that it is realigning its ACS business segment into two new segments: Home and Building Technologies (HBT) and Safety and Productivity Solutions (SPS). Financial performance for the third quarter of 2016 will be reported based on this realignment. For 2015, HBT and SPS would have had estimated revenues of approximately $9.4 billion and $4.7 billion, respectively.

“ACS is coming off a strong quarter and has established momentum in key software-driven markets where our products and services give us a competitive advantage, especially given our recent acquisitions such as Elster, Xtralis, Intelligrated, and Movilizer,” said Cote. “We have removed layers from our organizational structure and are well-positioned to implement a more focused segment reporting alignment that fits our HOS Gold approach to drive breakthrough strategies and speed up new product introduction.

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This new structure will also help us better serve our customers. Our success through acquisition and NPI has resulted in a much broader portfolio that has outgrown the existing ACS construct. Having two more nimble segments will promote greater customer intimacy and responsiveness. The separation into two businesses will also enable increased efficiency and speed of decision-making as well as a more comprehensive integrated suite of technologies for the respective end markets.”

HBT benefits from Honeywell’s advanced software and connectivity capability combined with an installed base of products and technologies in more than 150 million homes and 10 million buildings worldwide that help homeowners stay connected and in control of home comfort, security, fire systems, and air and water purification, and that help building owners and occupants ensure their facilities are safe, comfortable, and sustainable. It will include Honeywell’s Environmental & Energy Solutions (E&ES), Security and Fire, and Building Solutions and Distribution businesses. E&ES’ Industrial Combustion and Thermal business will be reclassified to Honeywell Performance Materials and Technologies (PMT). HBT will be led by Terrence Hahn, who previously ran Honeywell’s Transportation Systems unit for the past three years, launching more than 100 new engine programs per annum and overseeing the divestiture of Friction Materials. Prior to that, Hahn led the Fluorine Products business within PMT, where he established the Solstice® product line, and prior to his employment with Honeywell, held several senior leadership positions within Air Products and Chemicals Inc. He earned bachelor’s and master’s degrees in materials science from Lehigh University and an M.B.A. from The Wharton School of the University of Pennsylvania.

SPS technologies support the productivity and safety of more than half a billion workers worldwide with offerings such as rugged mobile computers, voice-enabled software and workflows, bar-code scanners, printing solutions, gas sensing technologies, and personal protective equipment. It will include Honeywell’s Sensing & Productivity Solutions and Industrial Safety business units, as well as the Intelligrated acquisition after it closes. SPS will be led by John Waldron, who has served for the past year as president of the Sensing and Productivity Solutions business unit that had been formed by the combination of Honeywell’s Scanning and Mobility (HSM) and Sensing and Controls businesses. Previously, Waldron led the HSM business and served as chief marketing officer while leading the marketing integration of several acquired businesses within the SPS portfolio, including Hand Held Products, Metrologic Instruments, and EMS Technologies. Waldron earned a bachelor’s degree in electrical engineering from the University of Dayton and an M.B.A. from the University of Notre Dame.

Succeeding Hahn as president and CEO of Transportation Systems will be Olivier Rabiller, who has held positions of increasing responsibility since joining Honeywell in 2002.  For the past two years, he has managed the Transportation Systems businesses in China, India, and Brazil as part of his responsibilities for generating growth in the fastest-growing geographies around the world.  His responsibilities have also included the global aftermarket; business development; mergers, acquisitions and divestitures; and licensing.  He was previously vice president and general manager of the Aftermarket business within Transportation Systems.  Prior to Honeywell, Rabiller served seven years at Renault in Customer Service, Engine Project Management, and Purchasing.  He holds an engineering degree from Ecole Centrale Nantes and an M.B.A. from INSEAD.

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“Our new business group leaders demonstrate the depth and talent of our leadership bench, and they will drive continued outperformance in their respective businesses,” said Cote.

Alex Ismail, who served as president and CEO of Automation and Control Solutions for the past two years, will leave the company. “I would like to thank Alex for a long and successful career at Honeywell, during which he led several different significant business units over many years,” concluded Cote. “Alex was instrumental in building our Turbo business into a global technology powerhouse, with rapid growth in all regions and world-leading technologies that have greatly benefited from their proximity to our Aerospace business. He then moved to Automation and Control Solutions, where he delivered strong operating margin expansion and improved operational excellence; completed several acquisitions in new strategic adjacencies such as smart meters; accelerated growth in High Growth Regions, and built a strong pipeline of new products, Internet of Things (IoT) solutions, and software for home, building, and worker applications. Alex is a well-liked and respected leader, and we wish him the best in his next endeavor.”

This realignment has no impact on Honeywell’s historical consolidated financial position, results of operations or cash flows.

Additional commentary on the second quarter 2016 results by business segment are provided below.

Segment Performance

Aerospace

($ Millions)	2Q 2015	2Q 2016	% Change
Sales	3,827	3,779	(1%)
Segment Profit	777	791	2%
Segment Margin	20.3%	20.9%	60	bps

•	Sales for the second quarter were down (1%) reported and down (2%) on a core organic basis. The decrease in core organic sales was primarily driven by program delays and completions in the international, U.S., and services businesses within Defense & Space (D&S), lower shipments to Business and General Aviation (BGA) OEMs, and higher OEM incentives. This was partially offset by higher spares sales, higher repair and overhaul activities, and new turbo platform launches on passenger vehicles in Transportation Systems. The difference between reported and core organic sales was due to the favorable impact from acquisitions.

•	Segment profit was up 2% and segment margin expanded 60 bps to 20.9%, driven by productivity net of inflation, and commercial excellence, partially offset by continued investments for growth including higher OEM incentives, and acquisition amortization and integration costs. Excluding the impact of acquisitions, segment margin expanded 80 bps.
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Q2’16 Results - 5

Automation and Control Solutions

($ Millions)	2Q 2015	2Q 2016	% Change
Sales	3,553	3,886	9%
Segment Profit	567	615	8%
Segment Margin	16.0%	15.8%	(20	) bps

•	Sales for the second quarter were up 9% reported. Core organic sales were down 1% in the quarter as a result of lower volume in Sensing & Productivity Solutions (S&PS) due to the USPS roll-out in the second quarter of 2015 partially offset by continued global growth in Security and Fire, strength in our Americas Distribution business, and further penetration of High Growth Regions. The difference between reported and core organic sales was due to the favorable impact from acquisitions, primarily Elster.

•	Segment profit was up 8% and segment margin contracted (20) bps to 15.8%, primarily driven by acquisition amortization and integration costs. Excluding the impact of acquisitions, segment margin expanded 50 bps driven by productivity, net of inflation, the benefits of previous restructuring actions, and commercial excellence, partially offset by continued investments for growth.

Performance Materials and Technologies

($ Millions)	2Q 2015	2Q 2016	% Change
Sales	2,395	2,326	(3%)
Segment Profit	509	490	(4%)
Segment Margin	21.3%	21.1%	(20	) bps

•	Sales for the second quarter were down (3%) reported. Core organic sales were down (4%) primarily driven by lower UOP gas processing, licensing, and equipment sales and lower market pricing in Resins & Chemicals, partially offset by higher projects, software, and services sales in Process Solutions (HPS) and stronger volume in Fluorine Products. The difference between reported and core organic sales was due to the favorable impact from acquisitions, partially offset by the unfavorable impact of foreign currency and lower raw materials pass-through pricing in Resins & Chemicals.

•	Segment profit was down (4%) and segment margins contracted (20) bps to 21.1%, driven by lower volume and continued investments for growth, partially offset by the benefits of previous restructuring actions and commercial excellence.

Honeywell will discuss its results during its investor conference call today starting at 9:30 a.m. EDT. To participate on the conference call, please dial (877) 879-6207 (domestic) or (719) 325-4942 (international) approximately ten minutes before the 9:30 a.m. EDT start. Please mention to the operator that you are dialing in for Honeywell’s second quarter 2016 earnings call or provide the conference code HON2Q16. The live webcast of the investor call as well as related presentation materials will be available through the “Investor Relations” section of the company’s Website (www.honeywell.com/investor). Investors can hear a replay of the conference call from 12:30 p.m. EDT, July 22, until 12:30 p.m. EDT, July 29, by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international). The access code is 6704637.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and

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industry; turbochargers; and performance materials. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

# # #

Q2’16 Results - 7

Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Product sales	$8,035	$7,798	$15,654	$15,162
Service sales	1,956	1,977	3,859	3,826
Net sales	9,991	9,775	19,513	18,988

Costs, expenses and other
Cost of products sold (A)	5,602	5,541	10,951	10,754
Cost of services sold (A)	1,219	1,273	2,417	2,422
	6,821	6,814	13,368	13,176
Selling, general and administrative expenses (A)	1,329	1,242	2,609	2,472
Other (income) expense	1	(20)	(17)	(40)
Interest and other financial charges	85	77	170	154
	8,236	8,113	16,130	15,762

Income before taxes	1,755	1,662	3,383	3,226
Tax expense	465	440	897	858

Net income	1,290	1,222	2,486	2,368

Less: Net income attributable to the noncontrolling interest	8	28	18	58

Net income attributable to Honeywell	$1,282	$1,194	$2,468	$2,310

Earnings per share of common stock - basic	$1.68	$1.52	$3.22	$2.95

Earnings per share of common stock - assuming dilution	$1.66	$1.51	$3.19	$2.91

Weighted average number of shares outstanding - basic	763.3	783.3	765.5	783.5

Weighted average number of shares outstanding - assuming dilution	772.4	792.9	774.6	793.4

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other postretirement (income) expense, and stock compensation expense.

Q2’16 Results - 8

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales	2016	2015	2016	2015

Aerospace	$3,779	$3,827	$7,484	$7,434

Automation and Control Solutions	3,886	3,553	7,563	6,817

Performance Materials and Technologies	2,326	2,395	4,466	4,737

Total	$9,991	$9,775	$19,513	$18,988

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Profit	2016	2015	2016	2015

Aerospace	$791	$777	$1,589	$1,529

Automation and Control Solutions	615	567	1,145	1,083

Performance Materials and Technologies	490	509	931	1,012

Corporate	(49)	(50)	(98)	(100)

Total segment profit	1,847	1,803	3,567	3,524

Other income (expense) (A)	(7)	12	5	24
Interest and other financial charges	(85)	(77)	(170)	(154)
Stock compensation expense (B)	(43)	(39)	(96)	(91)
Pension ongoing income (B)	151	103	301	203
Other postretirement income (expense) (B)	8	(11)	17	(20)
Repositioning and other charges (B)	(116)	(129)	(241)	(260)

Income before taxes	$1,755	$1,662	$3,383	$3,226

(A) Equity income (loss) of affiliated companies is included in segment profit.

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q2’16 Results - 9

Honeywell International Inc.

Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$5,045	$5,455
Accounts, notes and other receivables	8,730	8,075
Inventories	4,678	4,420
Investments and other current assets	1,927	2,103
Total current assets	20,380	20,053

Investments and long-term receivables	561	517
Property, plant and equipment - net	6,086	5,789
Goodwill	16,688	15,895
Other intangible assets - net	4,557	4,577
Insurance recoveries for asbestos related liabilities	428	426
Deferred income taxes	328	283
Other assets	2,153	1,776

Total assets	$51,181	$49,316

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$5,598	$5,580
Commercial paper and other short-term borrowings	3,788	5,937
Current maturities of long-term debt	618	577
Accrued liabilities	5,907	6,277
Total current liabilities	15,911	18,371

Long-term debt	9,607	5,554
Deferred income taxes	767	558
Postretirement benefit obligations other than pensions	489	526
Asbestos related liabilities	1,259	1,251
Other liabilities	4,203	4,348
Redeemable noncontrolling interest	3	290
Shareowners’ equity	18,942	18,418

Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$51,181	$49,316

Q2’16 Results - 10

Honeywell International Inc.

Consolidated Statement of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$1,290	$1,222	$2,486	$2,368
Less: Net income attributable to the noncontrolling interest	8	28	18	58
Net income attributable to Honeywell	1,282	1,194	2,468	2,310
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation	185	172	364	335
Amortization	75	54	149	107
Repositioning and other charges	140	129	265	260
Net payments for repositioning and other charges	(132)	(115)	(266)	(215)
Pension and other postretirement income	(159)	(92)	(318)	(183)
Pension and other postretirement benefit payments	(43)	(39)	(81)	(48)
Stock compensation expense	43	39	96	91
Deferred income taxes	134	33	182	126
Excess tax benefits from share based payment arrangements	(38)	(9)	(68)	(56)
Other	(77)	205	9	103
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	(310)	(80)	(513)	(250)
Inventories	29	61	(212)	(25)
Other current assets	77	(96)	18	(38)
Accounts payable	113	88	—	(24)
Accrued liabilities	225	(136)	(292)	(664)
Net cash provided by operating activities	1,544	1,408	1,801	1,829

Cash flows from investing activities:
Expenditures for property, plant and equipment	(281)	(243)	(475)	(408)
Proceeds from disposals of property, plant and equipment	—	2	1	3
Increase in investments	(985)	(2,365)	(1,821)	(3,866)
Decrease in investments	905	953	1,785	2,059
Cash paid for acquisitions, net of cash acquired	(28)	—	(1,084)	(185)
Proceeds from sales of businesses, net of fees paid	—	—	—	2
Other	43	28	52	(150)
Net cash used for investing activities	(346)	(1,625)	(1,542)	(2,545)

Cash flows from financing activities:
Net increase (decrease) in commercial paper and other short-term borrowings	226	77	(2,224)	1,129
Proceeds from issuance of common stock	138	47	243	125
Proceeds from issuance of long-term debt	25	11	4,473	14
Payments of long-term debt	(51)	(22)	(470)	(57)
Excess tax benefits from share based payment arrangements	38	9	68	56
Repurchases of common stock	(477)	(123)	(1,633)	(486)
Cash dividends paid	(458)	(436)	(957)	(851)
Payments to purchase the noncontrolling interest	—	—	(238)	—
Other	—	—	18	—
Net cash used for financing activities	(559)	(437)	(720)	(70)

Effect of foreign exchange rate changes on cash and cash equivalents	(67)	33	51	(219)
Net increase (decrease) in cash and cash equivalents	572	(621)	(410)	(1,005)
Cash and cash equivalents at beginning of period	4,473	6,575	5,455	6,959
Cash and cash equivalents at end of period	$5,045	$5,954	$5,045	$5,954

Q2’16 Results - 11

Honeywell International Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	June 30,		December 31,
	2016	2015	2015

Cash provided by operating activities	$1,544	$1,408	$5,454
Expenditures for property, plant and equipment	(281)	(243)	(1,073)
Free cash flow	$1,263	$1,165	$4,381

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Q2’16 Results - 12

Honeywell International Inc.

Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margins (Unaudited)

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Segment Profit	$1,847	$1,803	$3,567	$3,524

Stock compensation expense (A)	(43)	(39)	(96)	(91)
Repositioning and other (A, B)	(122)	(137)	(253)	(276)
Pension ongoing income (A)	151	103	301	203
Other postretirement income (expense) (A)	8	(11)	17	(20)
Operating Income	$1,841	$1,719	$3,536	$3,340

Segment Profit	$1,847	$1,803	$3,567	$3,524
÷ Sales	$9,991	$9,775	$19,513	$18,988
Segment Profit Margin %	18.5%	18.4%	18.3%	18.6%

Operating Income	$1,841	$1,719	$3,536	$3,340
÷ Sales	$9,991	$9,775	$19,513	$18,988
Operating Income Margin %	18.4%	17.6%	18.1%	17.6%

(A) Included in cost of products and services sold and selling, general and administrative expenses.

(B) Includes repositioning, asbestos, environmental expenses and equity income adjustment.

We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Q2’16 Results - 13

Honeywell International Inc.

Calculation of SBG Segment Profit Margin Excluding Mergers and Acqusitions (Unaudited)

(Dollars in millions)

Three Months Ended
June 30,
2016
Aerospace
Segment Profit excluding mergers and acquisitions	$786
÷ Sales excluding mergers and acquisitions	$3,733
Segment Profit Margin excluding mergers and acquisitions %	21.1%

Automation and Control Solutions
Segment Profit excluding mergers and acquisitions	$577
÷ Sales excluding mergers and acquisitions	$3,493
Segment Profit Margin excluding mergers and acquisitions %	16.5%

Performance Materials and Technologies
Segment Profit excluding mergers and acquisitions	$476
÷ Sales excluding mergers and acquisitions	$2,250
Segment Profit Margin excluding mergers and acquisitions %	21.2%

We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Q2’16 Results - 14

Honeywell International Inc.

Reconciliation of Segment Profit to Operating Income Excluding Pension Mark-to-Market Adjustment and

Calculation of Segment Profit and Operating Income Margins Excluding Pension Mark-to-Market Adjustment (Unaudited)

(Dollars in millions)

Twelve Months Ended
December 31,
2015

Segment Profit	$7,256

Stock compensation expense (A)	(175)
Repositioning and other (A, B)	(576)
Pension ongoing income (A)	430
Pension mark-to-market adjustment (A)	(67)
Other postretirement expense (A)	(40)

Operating Income	$6,828
Pension mark-to-market adjustment (A)	(67)
Operating Income excluding pension mark-to-market adjustment	$6,895

Segment Profit	$7,256
÷ Sales	$38,581
Segment Profit Margin %	18.8%

Operating Income	$6,828
÷ Sales	$38,581
Operating Income Margin %	17.7%

Operating Income excluding pension mark-to-market adjustment	$6,895
÷ Sales	$38,581
Operating Income Margin excluding pension mark-to-market adjustment %	17.9%

(A) Included in cost of products and services sold and selling, general and administrative expenses.

(B) Includes repositioning, asbestos, environmental expenses and equity income adjustment.

We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Q2’16 Results - 15

Honeywell International Inc.

Reconciliation of Earnings Per Share to Earnings Per Share, Excluding Pension Mark-to-Market Adjustment

Unaudited

Twelve Months Ended
December 31,
2015
EPS	$6.04
Pension mark-to-market adjustment (A)	0.06
EPS, excluding pension mark-to-market adjustment	$6.10

(A) - Utilizes weighted average shares of 789.3 million. Mark-to-market uses a blended tax rate of 36.1%.

We believe EPS, excluding pension mark-to-market adjustment is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Q2’16 Results - 16

Honeywell International Inc.

Reconciliation of Core Organic Sales Growth (Unaudited)

Three Months Ended
June 30,
2016
Honeywell
Reported sales growth	2%
Less: Foreign currency translation, acquisitions, divestitures and other	4%
Less: Raw materials pricing in R&C	—

Core organic sales growth	(2%)

PMT
Reported sales growth	(3%)
Less: Foreign currency translation, acquisitions, divestitures and other	2%
Less: Raw materials pricing in R&C	(1%)

Core organic sales growth	(4%)

Throughout this press release, core organic sales growth refers to reported sales growth less the impacts from foreign currency translation, M&A and raw materials pass-through pricing in the Resins & Chemicals business of PMT. The raw materials pricing impact is excluded in instances where raw materials costs are passed through to customers, which drives fluctuations in selling prices not tied to volume growth.

We believe core organic sales growth is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.